Exhibit 10.7

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT made and entered into this 26th day of July, 2018, by and between Mesa Air Group, Inc., a Nevada corporation (the “Company”), and Jonathan G. Ornstein (the “Executive”).

RECITALS

The Company and Executive were parties to an Employment Agreement dated February 23, 2011, with an effective date of March 1, 2011 (the “Original Employment Agreement”), as amended by that certain Amendment No. 1 to Employment Agreement dated June 11, 2014, with an effective date of January 22, 2014 (“Amendment No. 1”), and further amended by that certain Amendment No. 2 to Employment Agreement dated May 24, 2016, with an effective date of June 1, 2016 (“Amendment No. 2”) (the Original Employment Agreement, Amendment No. 1 and Amendment No. 2 are collectively referred to herein as the “Agreement”). The parties have agreed to enter into this Amended and Restated Employment Agreement (the “Amended and Restated Agreement”) which shall supersede the Agreement.

ARTICLE I

DUTIES AND TERM

1.1    EMPLOYMENT. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the Company agrees to hire Executive, and Executive agrees to remain in the employ of the Company, upon the terms provided in this Amended and Restated Agreement.

1.2    POSITION AND RESPONSIBILITIES.

(a)    Executive shall serve as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Executive agrees to perform services not inconsistent with his position, as are from time to time assigned to him by the Board of Directors of the Company.

(b)    During the period of his employment under this Amended and Restated Agreement, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Amended and Restated Agreement, but Executive shall have the right to engage in personal business and to participate in charitable and civic activities, during normal business hours and otherwise, as long as such business and activities do not unreasonably interfere with Executive’s duties to the Company.

1.3    TERM. The Company may terminate Executive’s employment at any time, subject to providing Executive with written notice (in accordance with Section 6.6) of not less than one (1) year prior to the intended termination date. For the avoidance of doubt, the Company’s election to terminate Executive in accordance with this Section 1.3 shall trigger the payments set forth in Section 4.5 of the Amended and Restated Employment Agreement.

1.4    LOCATION. During the period of his employment under this Amended and Restated Agreement, Executive shall not be required, except with his prior written consent (which may be withheld in his discretion), to relocate his principal place of employment outside Maricopa County, Arizona. Required travel on the Company’s business shall not be deemed a relocation so long as Executive is not required to provide his services under this Amended and Restated Agreement outside of Maricopa County, Arizona, for more than 50% of his working days during any consecutive six-month period.

ARTICLE II

COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Amended and Restated Agreement, including, without limitation, services as a director, officer or member of any committee of the Board of the Company or of the board of directors of any subsidiary of the Company, the Company shall compensate Executive as set forth in this Article II and as provided in Article IV.

2.1    BASE SALARY. The Company shall pay to Executive an annual base salary of $600,000, less all appropriate taxes and withholdings (the “Base Salary”). Executive’s Base Salary shall be paid every other week in equal installments. The Base Salary shall be reviewed annually by the Board or a committee designated by the Board, and the Board or such committee may, in its discretion, increase the Base Salary. The Company may reduce the Base Salary under circumstances in which the Company has imposed cuts in salary of other officers on an across the board basis, but any such reduction may not be at a greater percentage than the reduction imposed on any other officer (an “Across the Board Reduction”).

2.2    BONUS PAYMENTS.

(a)    Reserved.

(b)    During the period of Executive’s employment under this Amended and Restated Agreement, Executive shall be entitled to the bonus payments specified on Exhibit A hereto, as such Exhibit may be amended and/or updated from time to time upon the mutual agreement of Executive and the Board of Directors. Any bonus payable to Executive under the plan described in Exhibit A is referred to as an “Incentive Bonus.” All Incentive Bonuses shall be paid on a quarterly basis, not later than 45 days after the end of each fiscal quarter (or 90 days after the end of any fiscal year), based on (i) the Company’s financial statements and benchmarks to be determined by the Board of Directors after good faith consultation with Executive, and (ii) such other qualitative factors as agreed to by Executive and the Board of Directors in consultation with the Compensation Committee. Payments made with respect to any fiscal quarter other than the last fiscal quarter of a fiscal year of the Company will be made on an estimated basis (based on annualized results), and the parties will account to one another and make appropriate payment adjustments promptly after the financial statements for any fiscal year become available but no later than 90 days after the end of the fiscal year. At the discretion of the Board of Directors, the Company may pay bonuses to Executive in addition to the Incentive Bonuses set forth in Exhibit A.

2.3    EQUITY PARTICIPATION. During the Employment Period, Executive shall receive an annual equity award (consisting of restricted stock, SARs, phantom stock or similar equity units) pursuant to the terms of the Company’s then existing equity incentive plan (or similarly titled plan), as determined by the Board or its Compensation Committee in its sole discretion, provided that the annual equity grant during the term of this Amended and Restated Agreement shall have a grant date value of not less than $800,000. The agreements governing such equity grants shall provide for vesting of such equity over a three (3) year period.

2.4    ADDITIONAL BENEFITS.

(a)    GENERAL BENEFITS. During the term of this Amended and Restated Agreement, Executive shall be entitled (i) to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and group disability benefits, travel or accident insurance plans) and (ii) to receive fringe benefits, such as dues and fees of professional organizations and associations, in each case under (i) and (ii) to the extent that such programs, plans, arrangements, and benefits are from time to time available to the Company’s executive personnel (the programs and benefits in (i) and (ii) are referred to as “General Benefits”). During the period of his employment under this Amended and Restated Agreement, the Company shall continue to provide the General Benefits to Executive at a level which shall in no event be less, in any material respect, than the General Benefits made available to Executive by the Company as of the date of this Amended and Restated Agreement; provided, however, the Company may reduce the General Benefits under circumstances in which the Company has imposed reductions in coverage of the General Benefits of other officers on an across the board basis, but any such reduction may not be disproportionately greater than the reduction imposed on any other officer.

(b)    DEATH BENEFIT. The Company shall maintain term life insurance on the life of Executive such that the aggregate death benefit under existing and new policies held by the Company totals $5,000,000; such insurance shall be obtained under one or more policies from insurers reasonably acceptable to Executive; provided, however, the Company shall in no event be obligated to premiums in excess of 200% of the premiums in effect as of the effective date of this Amended and Restated Agreement. As long as Executive is employed by the Company, (i) the Company shall pay the applicable premiums on the policy (or policies) and shall maintain the policy (or policies) in full force and effect, and (ii) Executive shall have the exclusive right to designate the beneficiary under such policy (or policies). The Company shall assign the policy (or policies) to Executive, without any cost to Executive, effective immediately after Executive ceases to be an employee of the Company, regardless of the reason for Executive’s termination of employment; provided that the Executive shall be responsible for any premiums accruing following his final date of employment. The Company shall not pledge or otherwise encumber the policy (or policies) at any time.

(c)    DISABILITY BENEFITS. The Company shall provide Executive with the following disability benefits:

(i)    During any period of disability, illness or incapacity during the term of this Amended and Restated Agreement which renders Executive at least temporarily unable to perform the services required under this Amended and Restated Agreement, Executive shall receive the Base Salary payable under Section 2.1 plus any cash bonus compensation earned pursuant to the provisions of this Amended and Restated Agreement or any incentive compensation plan then in effect but not yet paid, less any cash benefits received by him under any disability insurance carried by or provided by the Company. Upon Executive’s Total Disability (as defined below), which Total Disability continues during the payment periods specified in this Section, the Company shall pay to Executive, on a monthly basis, for the period specified below, an amount (the “Disability Payment”) equal to (A) one-twelfth of the sum of (1) Executive’s Base Salary in effect immediately prior to the time such Total Disability occurs, plus (2) an amount equal to the greater of (x) the Threshold Bonus or (y) one half of the sum of (i) the bonuses (whether Incentive Bonuses or other bonuses) that have been paid to Executive with respect to the two fiscal years immediately preceding the fiscal year in which the Total Disability occurs, and (ii) the bonuses (whether Incentive Bonuses or other bonuses) that have been earned with respect to the two fiscal years immediately preceding the fiscal year in which the Total Disability occurs but have not been paid (or if Executive has been employed by the Company for less than two full fiscal years at the time of such Total Disability, then an amount equal to the sum of such paid and earned bonuses with respect to the fiscal year immediately preceding the fiscal year in which the Total Disability occurs), which payments shall be offset by the amount of any compensation paid to Executive as a result of his employment by any other person after the date that Total Disability occurs, (B) reduced by the amount of any monthly payments under any policy of disability income insurance paid for by the Company (including the policy described in Section 2.4(c)(ii)) which payments are received during the time when any Disability Payment is being made to Executive following Executive’s Total Disability. The Company shall pay the Disability Payment to Executive in equivalent installments, at the same time or times as would have been the case for payment of Base Salary if Executive had not become Totally Disabled and had remained employed by the Company, and such payments shall continue until the later of the expiration of the term of this Amended and Restated Agreement and 24 months, except that the Company’s obligation to make such payments shall cease upon the death of Executive. Upon Executive’s Total Disability, except as provided in this Amended and Restated Agreement, all rights of Executive under this Amended and Restated Agreement shall terminate.

(ii)    In order to provide a ready source of funds with which to pay the benefits provided for in clause (i) above, if Executive becomes disabled (determined in accordance with the policy described below) during the term of this Amended and Restated Agreement and such disability extends beyond 180 days, then Executive shall be paid the benefits provided for under the disability insurance policy issued by UNUM Life Insurance Company (Policy #LAR 442810), which the Company agrees to maintain in full force and effect during the term of this Amended and Restated Agreement. The Company promptly (and in any event not later than 60 days after this Amended and Restated Agreement is executed) shall have endeavored to cause such policy to be amended to the extent necessary to cause Executive to be eligible for disability payments for a minimum of two years from the date of such disability (that is, providing for 1-1/2 years of coverage, taking into account the 180-day coverage provided by the Company directly under Section 2.4(c)(i)), to remove any exclusion for pre-existing conditions (including any treatment or operation or complications arising from the foregoing), and to increase the amount payable to a minimum of $37,173 per month. Such coverage shall apply regardless of whether such four-year period extends beyond the term of this Amended and Restated Agreement.

(d)    RELOCATION EXPENSES. During the term of this Amended and Restated Agreement, if Executive’s principal place of employment is relocated outside Maricopa County, Arizona (with Executive’s consent, in accordance with Section 1.4), the Company shall reimburse Executive for all usual relocation expenses incurred by Executive and his household in moving to the new location, including, without limitation, moving expenses and rental payments for temporary living quarters in the area of relocation for a period not to exceed six months, real estate brokerage commissions incurred by Executive in the sale of his then existing principal residence, and loan financing charges and closing costs incurred in connection with the acquisition and financing of a new residence.

(e)    REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Amended and Restated Agreement, the Company shall upon submission of documentation by Executive, in accordance with standard Company policies from time to time, pay, or reimburse Executive for, all reasonable travel and other expenses incurred by Executive in performing his obligations under this Amended and Restated Agreement, including for investigation of business opportunities and strategic allegiances for the Company and for client and customer development.

(f)    VACATIONS. During the term of this Agreement, Executive shall be entitled to vacations with pay, and to such personal and sick leave with pay, in accordance with the policy of the Company as may be established from time to time by the Company and as applies to other executive officers of the Company. In no event shall Executive be entitled to fewer than four weeks’ annual vacation. Unused vacation days may be carried over from one year to the next in the maximum amount of four weeks’ annual vacation; that is, to the extent that vacation days to which Executive is entitled remain unused, such unused vacation days will cumulate and be useable in any subsequent year, but no more than four weeks’ of annual vacation in the aggregate can be carried over from one year to the next. Any vacation days which remain unused at the end of a calendar year that are in excess of such four weeks’ annual vacation shall expire and shall thereafter no longer be useable by Executive, but the Company shall compensate Executive for any such unused vacation days in accordance with the formula set forth in Section 4.1(b), by payment in January of the next year. Similarly, any unused paid holidays may be carried over from one year to the next but not in excess of an aggregate of five days of paid holidays may be carried over from one year to the next; to the extent any paid holidays remain unused at the end of a calendar year that are in excess of such five paid holidays, such paid holidays shall expire and shall thereafter no longer be useable by Executive, but the Company shall compensate Executive for any such unused paid holidays in accordance with the formula set forth in Section 4.1(b), by payment in January of the next year.

(g)    DIRECTOR FEES. During the term of this Amended and Restated Agreement, Executive shall not be entitled to be paid any fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors (or the board or committee of the board of any subsidiary).

(h)    AIRLINE PASSES. During the term of this Amended and Restated Agreement, the Company shall use reasonable efforts to obtain for the benefit of Executive and Executive’s immediate family (Executive’s spouse, Executive’s children, and the spouse and children of any of Executive’s children), the right to fly on a complimentary basis on the aircraft of other airlines, on a positive space basis. Such efforts shall include negotiating in good faith with other carriers for such rights and offering reciprocal rights to the executives (and their immediate family members) of such other carriers. The Company shall provide to Executive and Executive’s immediate family, during the life of each such individual, the right to fly on a complimentary basis on any aircraft operated by the Company or any affiliate at any time on a positive space basis. The Company shall use its best efforts to cause any successor or subsequent successor to the business or assets of the Company to grant such rights as to all routes operated by such successor (or subsequent successor) and any of its affiliates.

(i)    PROFESSIONAL SERVICES. During the term of this Amended and Restated Agreement, the Company shall reimburse Executive for his out-of-pocket costs incurred in connection with the retention of professionals by Executive to provide Executive with income tax, estate planning, and investment advisory services. The maximum amount of reimbursable expenses for such purposes shall be $5,000 for each calendar year during the term of this Amended and Restated Agreement. The amount that is not used each calendar year shall be forfeited and shall not carry over to be used in any subsequent year. The Company shall reimburse Executive for such costs promptly after Executive submits an invoice to Company. In order to preserve Executive’s rights to confidentiality, Executive may satisfy the requirement of submitting an invoice by providing the Company with a copy of the facing page of the invoice showing the fees and expenses for the services rendered and the general nature of the services rendered but without any detail concerning the substance of the services rendered.

2.5    PAYMENT OF EXCISE TAXES. If any payment received by Executive under this Amended and Restated Agreement, as a result of or following any termination of employment under this Amended and Restated Agreement, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), or any successor or similar provision of the Code (the “Excise Tax”), the Company shall pay Executive an additional cash amount (the “Gross Up”) such that the net after-tax amount received by Executive under this Amended and Restated Agreement is the same as if the Excise Tax had not applied to any payments made under this Amended and Restated Agreement. The Company shall pay such amounts promptly after the calculation referred to in Section 2.6 has been made, subject, however, to the six month delay of payment described in Section 6.10, but no later than December 31 of the year following the year in which the Executive remits the related taxes.

2.6    CERTAIN ADJUSTMENT PAYMENTS. For purposes of determining the Gross Up, Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount of the Excise Tax shall be made upon the opinion of a national accounting firm selected by Executive and reasonably acceptable to the Company. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (with interest at the rate required to be paid by Executive under the Code and with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined, and (a) any additional amount due Executive as a result of such adjustment shall be paid to Executive by the Company in cash in a lump sum within 30 days after such computation, or (b) any amount due the Company as a result of such adjustment shall be paid to the Company by Executive in cash in a lump sum within 30 days after such computation. The Gross Up payment shall be subject to the six month delay of payment described in Section 6.10, but shall be made by December 31 of the year following the year in which the Executive remits the related taxes.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1    DEATH OR RETIREMENT OF EXECUTIVE. Executive’s employment under this Amended and Restated Agreement shall automatically terminate upon the death or Retirement of Executive.

3.2    BY EXECUTIVE. Executive shall be entitled to terminate his employment under this Amended and Restated Agreement by giving Notice of Termination to the Company:

(a)    for Good Reason;

(b)    at any time without Good Reason.

3.3    BY COMPANY. The Company shall be entitled to terminate Executive’s employment under this Amended and Restated Agreement by giving Notice of Termination to Executive:

(a)    in the event of Executive’s Total Disability;

(b)    for Cause; and

(c)    at any time without Cause.

ARTICLE IV

COMPENSATION UPON TERMINATION OF EMPLOYMENT

If’ Executive’s employment under this Amended and Restated Agreement is terminated prior to the Expiration Date, then except for any other rights or benefits specifically provided for in this Amended and Restated Agreement, the Company shall be obligated to provide compensation and benefits to Executive following his period of employment only as follows and only after execution by Executive of a general release of claims in favor of the Company and all related parties in a form provided by the Company.

4.1    UPON TERMINATION FOR DEATH OR TOTAL DISABILITY. If Executive’s employment under this Amended and Restated Agreement is terminated by reason of his death or Total Disability, the Company shall:

(a)    pay Executive (or his estate) any Base Salary which has been earned but not been paid as of the termination date (the “Accrued Base Salary”);

(b)    pay Executive (or his estate) for unused vacation days and paid holidays accrued as of the termination date in an amount equal to his Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and paid holidays, and the denominator of which is 260 (the “Accrued Vacation Payment”);

(c)    reimburse Executive (or his estate) for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to this Amended and Restated Agreement (the “Accrued Reimbursable Expenses”);

(d)    provide to Executive (or his estate) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or disability under applicable law; and

(e)    pay Executive (or his estate) any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has been earned but has not been paid.

4.2    UPON TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive’s employment is terminated by the Company for Cause, or if Executive terminates his employment with the Company prior to the Expiration Date, other than (x) upon Executive’s death or Total Disability or (y) for Good Reason, the Company shall:

(a)    pay Executive the Accrued Base Salary;

(b)    pay Executive the Accrued Vacation Payment;

(c)    reimburse Executive for the Accrued Reimbursable Expenses;

(d)    provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law; and

(e)    pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has been earned but has not been paid.

4.3    UPON EXPIRATION OF THIS AMENDED AND RESTATED AGREEMENT. In order to induce the Executive to continue his employment with the Company throughout the term of this Amended and Restated Agreement and until the Expiration Date of this Amended and Restated Agreement, upon termination of the Executive’s employment on the Expiration Date, the Company shall:

(a)    pay Executive the Accrued Base Salary;

(b)    pay Executive the Accrued Vacation Payment;

(c)    reimburse Executive the Accrued Reimbursable Expenses;

(d)    provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law; and

(e)    pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has been earned but has not been paid.

4.4    UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall:

(a)    pay Executive the Accrued Base Salary;

(b)    pay Executive the Accrued Vacation Payment;

(c)    reimburse Executive the Accrued Reimbursable Expenses;

(d)    provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)    pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has been earned but has not been paid;

(f)    Intentionally deleted;

(g)    subject to the six month delay of payment described in Section 6.10, pay Executive an amount equal to twice the sum of (1) Executive’s Base Salary in effect immediately prior to the time such termination occurs, plus (2) an amount equal to the greater of (x) the Threshold Bonus and (y) one half of the sum of (i) the bonuses (whether Incentive Bonuses or other bonuses) that have been paid to Executive with respect to the two fiscal years immediately preceding the fiscal year in which the termination occurs, and (ii) the bonuses (whether Incentive Bonuses or other bonuses) that have been earned with respect to the two fiscal years immediately preceding the fiscal year in which the termination occurs but have not been paid (or if Executive has been employed by the Company for less than two full fiscal years at the time of such termination, then an amount equal to the sum of such paid and earned bonuses with respect to the fiscal year immediately preceding the fiscal year in which the termination, occurs), which payment shall be due in full regardless of any compensation paid to Executive as a result of his employment by any other person after the termination date;

(h)    maintain in full force and effect, for Executive’s and his eligible beneficiaries’ continued benefit, continued health insurance coverage, for a period of 24 months following the termination date of his employment under this Amended and Restated Agreement, except to the extent that, as to any such coverage, Executive receives the substantial equivalent of such coverage as a result of his employment with another employer after the termination date. Following the expiration of such 24-month period and to the extent permitted by the Company’s then current employee benefit plans, the Company shall permit Executive, or his eligible beneficiaries, as the case may be, to purchase at his sole cost and expense such continued health insurance coverage for an additional period of 24 months. Notwithstanding the foregoing, if Executive’s continued participation in the health insurance plan is not permitted under the terms of the plan, program or arrangement under which the benefit was provided to Executive by the Company, or may result in negative tax effects for the Company, the Company shall arrange to provide Executive with health insurance coverage substantially similar to the coverage which Executive would have been entitled to receive under such plan, program or arrangement a portion of which may be provided by the Company paying Executive’s COBRA premiums (which may be included in Executive’s taxable income); and

(i)    cause all unvested Equity to immediately vest.

4.5    UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL. If Executive’s employment is terminated by the Company or its successor-in-interest without Cause or by Executive for Good Reason within 12 months following a Change of Control, the Company shall:

(a)    pay Executive the Accrued Base Salary;

(b)    pay Executive the Accrued Vacation Payment;

(c)    reimburse Executive the Accrued Reimbursable Expenses;

(d)    provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)    pay Executive any Incentive Bonus or other bonus with respect to a prior fiscal quarter which has been earned but has not been paid;

(f)    contribute to the Deferred Compensation Plan any amount that has been accrued but not yet paid to the account provided for in such plan;

(g)    subject to the six month delay of payment described in Section 6.10, pay directly to Executive on the anniversary date of each year after such termination through the end of the term of this Amended and Restated Agreement, the amount that would have been payable to the account established under the Deferred Compensation Plan if this Amended and Restated Agreement had not been terminated;

(h)    subject to the six (6) month delay of payment described in Section 6.10 for a payment due to the Executive’s termination of employment, or if payment is made due to a Change of Control, within thirty (30) days after the Change of Control, pay Executive an amount equal to three multiplied by the sum of (1) Executive’s Base Salary in effect immediately prior the time such termination or Change of Control occurs, plus (2) an amount equal to the greater of (x) the Target Bonus and (y) the highest amount of the bonuses (whether Incentive Bonuses or other bonuses) that have been paid (or, if not yet paid, accrued or earned for such fiscal period) to Executive with respect to the three fiscal years immediately preceding the fiscal year in which the termination or Change of Control occurs;

(i)    maintain in full force and effect, for Executive’s and his eligible beneficiaries’ continued benefit, continued health insurance coverage, for a period of 24 months following the termination date of his employment under this Amended and Restated Agreement, except to the extent that, as to any such coverage, Executive receives the substantial equivalent of such coverage as a result of his employment with another employer after the termination date or Change of Control. Following the expiration of such 24-month period, the Company shall permit Executive, or his eligible beneficiaries, as the case may be, to purchase such continued health insurance coverage for an additional period of 24 months. Notwithstanding the foregoing, if Executive’s continued participation in the health insurance plan is not permitted under the terms of the plan, program or arrangement under which the benefit was provided to Executive by the Company, or may result in negative tax effects for the Company, the Company shall arrange to provide Executive with health insurance coverage substantially similar to the coverage which Executive would have been entitled to receive under such plan, program or arrangement a portion of which may be provided by the Company paying Executive’s COBRA premiums (which may be included in Executive’s taxable income; and

(j)    cause all unvested Equity to immediately vest.

4.6    Reserved.

ARTICLE V

RESTRICTIVE COVENANTS

5.1    CONFIDENTIAL INFORMATION AND MATERIALS. Executive agrees that during the course of his employment with the Company, he has obtained and shall likely obtain in the future “Confidential Information.” “Confidential Information” is information concerning the Company which the Company attempts to keep confidential, has not been publicly disclosed by the Company, is not a matter of common knowledge in the airline industry, and was not known by Executive prior to his employment by the Company, including, but not limited to, certain information relating to the business plans, trade practices, finances, accounting methods, methods of operations, trade secrets, marketing plans or programs, forecasts, statistics relating to routes and markets, contracts, customers, compensation arrangements, and business opportunities. Executive agrees that the Confidential Information is proprietary to the Company, and agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

5.2    GENERAL KNOWLEDGE. The general skills and experience gained by Executive during Executive’s employment or engagement by the Company, and information publicly available without breach of any duty owed by any person to the Company or generally known within the airline industry, is not considered Confidential Information. Executive is not restricted from working with a person or entity which has independently developed information or materials similar to the Confidential Information, but in such a circumstance, Executive agrees not to disclose the fact that any similarity exists between the Confidential Information and the independently developed information and materials, and Executive understands that such similarity does not excuse Executive from the non-disclosure and other obligations in this Amended and Restated Agreement.

5.3    EXECUTIVE OBLIGATIONS AS TO CONFIDENTIAL INFORMATION AND MATERIALS. During Executive’s employment or engagement by the Company, Executive shall have access to the Confidential Information and shall occupy a position of trust and confidence with respect to the Confidential Information and the Company’s affairs and business. Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

(a)    NON-DISCLOSURE. During Executive’s Employment or engagement by the Company and for a period of two years after the termination of Executive’s Employment or engagement by the Company for any reason, Executive shall not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Executive’s duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

(b)    PREVENT DISCLOSURE. During and for a period of two years after Executive’s Employment or engagement by the Company, other than as required in the performance of Executive’s duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel, Executive shall take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities, other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

(c)    RETURN ALL MATERIALS. Upon termination of Executive’s employment or engagement by the Company for any reason whatsoever, or earlier if requested by the Company, Executive shall deliver to the Company all tangible materials relating to, but not limited to, the Confidential Information and any other information regarding the Company, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information and shall not retain any copies of any of the above materials.

ARTICLE VI

MISCELLANEOUS

6.1    DEFINITIONS. For purposes of this Amended and Restated Agreement, the following terms shall have the following meanings:

(a)    “Accrued Base Salary” - as defined in Section 4.1(a);

(b)    “Accrued Benefits” - as defined in Section 4.1(d);

(c)    “Accrued Reimbursable Expenses” - as defined in Section 4.3(c);

(d)    “Accrued Vacation Payment” - as defined in Section 4.1(b);

(e)    “Base Salary” - as defined in Section 2.1;

(f)    “Board” - shall mean the Board of Directors of the Company;

(g)    “Cause” shall mean the occurrence of any of the following:

(h)    Executive’s willful misconduct, including, but not limited to, Executive’s misappropriation of trade secrets, fraud or embezzlement;

(ii)    Executive commits a felony offense or any crime involving dishonesty or physical harm to any person; or

(iii)    Executive commits a material breach of this Amended and Restated Agreement, which breach, if curable, is not cured within thirty (30) days following written notice to Executive from the Company; or

(iv)    If Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which refusal is not cured within thirty (30) days following written notice to Executive from the Company;

(v)    No failure of Executive to satisfy any goals, forecasts or other financial or business criteria established by the Company, standing alone, shall constitute Cause.

(i)    “Change of Control” shall mean and shall be deemed to have occurred if one of the following occurs and the event is also a “change in control event” as defined in Section 409A (defined below):

(j)    After the date of this Amended and Restated Agreement, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), or any other persons who the Board of Directors determines in good faith is acting as a group, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at an election of directors;

(ii)    A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of appointment or election;

(iii)    A tender offer or exchange offer is made where the intent of such offer is to take over control of the Company, and such offer is consummated for the equity securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities over a twelve month period; or

(iv)    Consummation of

(A)    a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity

(1)    of which persons who were the holders of each class of the Company’s capital stock immediately prior to such transaction do not receive voting securities, as a result of their ownership of such capital stock immediately prior to such transaction, that constitute both

(x)    more than 51% of each class of capital stock and

(y)    more than 51% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged, consolidated or purchasing corporation (or in the case of a non-corporate person or entity, functionally equivalent voting power).

(k)    “Confidential Information” - as defined in Section 5.1;

(l)    “Continued Benefits” - as defined in Section 4.3(g);

(m)    “Expiration Date” - as defined in Section 1.3;

(n)    “Good Reason” shall mean the occurrence of any of the following if not cured within 20 days following receipt of a Notice of Termination by Executive:

(i)    Any change by the Company in Executive’s title, or any significant diminishment in Executive’s function, duties or responsibilities from those associated with his functions, duties or responsibilities as of January 1, 2011;

(ii)    Any material breach of this Amended and Restated Agreement or any other agreement between the Company and Executive (and for purposes of this Amended and Restated Agreement, any default by the Company to make any payment or to provide any fringe benefit shall be considered material) which remains uncured for a period of 10 days after Executive gives the Company notice of such breach specifying in reasonable detail the event(s) constituting such breach;

(iii)    Except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location greater than 50 miles from Phoenix, Arizona, or requiring Executive to travel on the Company’s business more than is required by Section 1.4; or

(iv)    Other than an Across the Board Reduction, any reduction by the Company in Executive’s Base Salary, bonus opportunity or benefits to which Executive is entitled under this Amended and Restated Agreement.

(o)    “Incentive Bonus” - as defined in Section 2.2;

(p)    “Market Price” means the officially quoted closing price of the common stock of the Company, as reported by the principal exchange on which the common stock of the Company is traded for the date in question. If there are no transactions on such date, the Market Price shall be determined as of the immediately preceding date on which there were transactions. If no such prices are reported on such exchange, then Market Price shall mean the average of the high and low sale prices for the common stock of the Company (or if no sales prices are reported, the average of the high and low bid prices) as reported by a quotation system of general circulation to brokers and dealers. If the common stock of the Company is not traded on any exchange or in the over-the-counter market, the Market Price of the common stock of the Company on any date shall be determined in good faith by the parties.

(q)    “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Amended and Restated Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Each Notice of Termination shall be delivered at least 30 days prior to the effective date of termination.

(r)    “Prime Rate” means the prime rate announced by The Wall Street Journal from time to time.

(s)    “Retirement” shall mean the attainment of age 65;

(t)    “Threshold Bonus” shall mean the amount set forth in Exhibit A in effect at any point in time.

(u)    “Total Disability” or “Totally Disabled” shall mean that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) if applicable, that for at least three months the Executive is receiving income replacement benefits under a Company sponsored plan by reason of any medically determinable physical or mental impairment expected to last at least twelve consecutive months or result in death, or (iii) the Executive is determined to be disabled under a Company disability plan with the same or substantially similar definition of disability, as described in Section 409A (defined below). If there is a dispute as to whether Executive is Totally Disabled, such dispute shall be submitted for resolution to a licensed physician selected by Executive but subject to the reasonable approval of the Company. If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician may request, and the determination of the physician as to whether Executive is Totally Disabled under this definition shall be binding and conclusive.

6.2    KEY MAN INSURANCE. In addition to the insurance policy described in Section 2.5(c), the Company shall have the right, in its sole discretion, to purchase “key man” insurance on the life of Executive. The Company shall be the owner and beneficiary of any such policy. If the Company elects to purchase such a policy, Executive shall take such physical examinations and supply such information as may be reasonably requested by the insurer.

6.3    SUCCESSORS, BINDING AGREEMENT. This Amended and Restated Agreement shall be binding upon and run to the benefit of the Company, its successors and assigns, and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.4    MODIFICATION; NO WAIVER. This Amended and Restated Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Amended and Restated Agreement. No term or condition of this Amended and Restated Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amended and Restated Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated in such waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition. No amendment agreed by the parties in writing shall be deemed to give rise to “Good Reason.”

6.5    SEVERABILITY. The covenants and agreements contained in this Amended and Restated Agreement are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Amended and Restated Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained in this Amended and Restated Agreement. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Amended and Restated Agreement because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties to this Amended and Restated Agreement that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

6.6    NOTICES. All the notices and other communications required or permitted under this Amended and Restated Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties to this Amended and Restated Agreement at the following addresses:

If to the Company, to it at:

Mesa Air Group, Inc. 410 North 44th Street, Suite 700 Phoenix, AZ 85008 Attn: Chair of Board of Directors

If Executive, to him at:

With a copy to:

Notices shall be deemed to have been given and received upon personal delivery or three business days after having been deposited, if sent by registered or certified mail.

6.7    ASSIGNMENT. This Amended and Restated Agreement and any rights under this Amended and Restated Agreement shall not be assignable by either party without the prior written consent of the other party (which may be withheld in the discretion of such other party) except that the Company may assign this Amended and Restated Agreement to its successor in interest in a Change in Control transaction, provided that such successor in interest expressly assumes the terms of this Amended and Restated Agreement.

6.8    ENTIRE UNDERSTANDING. This Amended and Restated Agreement (together with the Exhibits incorporated as a part of this Amended and Restated Agreement) constitutes the entire understanding between the parties to this Amended and Restated Agreement and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth in this Amended and Restated Agreement.

6.9    EXECUTIVE’S REPRESENTATIONS. Executive represents and warrants that neither the execution and delivery of this Amended and Restated Agreement nor the performance of his duties under this Amended and Restated Agreement violates the provisions of any other agreement to which he is a party or by which he is bound.

6.10    SECTION 409A. This Amended and Restated Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder

(“Section 409A”). If the Company determines in good faith that any provision of this Amended and Restated Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Amended and Restated Agreement.

For purposes of Section 409A, the right to a series of installment payments under this Amended and Restated Agreement shall be treated as a right to a series of separate payments.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Amended and Restated Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

“Termination of employment,” or words of similar import, as used in this Amended and Restated Agreement means, for purposes of any payments under this Amended and Restated Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A.

If a payment obligation under this Amended and Restated Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest as described in Section 6.11 and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

6.11    INTEREST ON PAST DUE AMOUNTS; ATTORNEYS FEES. All amounts under this Amended and Restated Agreement that are not paid when due shall bear interest at the rate of 4% plus Libor per annum, from the date such payments were due until paid. In addition, any party who breaches this Amended and Restated Agreement shall be obligated to pay the reasonable attorneys’ fees and costs incurred by the other party in seeking to enforce the terms of this Amended and Restated Agreement.

6.12    GOVERNING LAW. THIS AMENDED AND RESTATED AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF THE STATE OF ARIZONA APPLICABLE TO CONTRACTS EXECUTED AND WHOLLY PERFORMED WITHIN SUCH STATE.

[Signature Pages Follow]

MESA AIR GROUP, INC., a Nevada corporation

By:

Name:

Title:

JONATHAN G. ORNSTEIN

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A

INCENTIVE BONUS

BONUS LEVEL FISCAL	QUARTERLY (1)	ANNUAL
Guaranteed	$15,432	$77,160
Minimum	$36,111	$180,556
Threshold	$56,790	$283,951
Target	$98,148	$490,741
Maximum	$150,000	$750,000

NOTE 1 – THE QUARTERLY AMOUNT WILL BE PAID FOR EACH OF THE FIRST THREE FISCAL QUARTERS BASED ON THE COMPANY’S QUARTERLY UNAUDITED FINANCIAL REPORTS AND OTHER QUALITATIVE PERFORMANCE OBJECTIVES TO BE ESTABLISHED UPON MUTUAL AGREEMENT OF EXECUTIVE AND THE BOARD OF DIRECTORS. THE ANNUAL AMOUNT WILL BE PAID FOR THE FOURTH QUARTER LESS ANY AMOUNTS PAID FOR THE FIRST THREE QUARTERS BASED ON THE ANNUAL AUDITED FINANCIAL REPORTS AND OTHER QUALITATIVE PERFORMANCE OBJECTIVES TO BE ESTABLISHED UPON MUTUAL AGREEMENT OF EXECUTIVE AND THE BOARD OF DIRECTORS. THESE AMOUNTS WILL NOT BE DECREASED OVER THE TERM OF THE AGREEMENT.